Exhibit 99.5

CONSENT TO BE NAMED A DIRECTOR OF

CABOT OIL & GAS CORPORTION

The undersigned hereby consents to being named in the Registration Statement on Form S-4 and all amendments thereto (together with the joint proxy statement/prospectus therein, the “Registration Statement”) filed by Cabot Oil & Gas Corporation (“Cabot”) in connection with the Agreement and Plan of Merger, dated as of May 23, 2021, by and among Cabot, Double C Merger Sub, Inc. and Cimarex Energy Co. (as it may be amended from time to time, the “Merger Agreement”) as a person who will become a director of Cabot at the Effective Time (as such term is defined in the Merger Agreement) and to the filing of this consent as an exhibit to the Registration Statement.

Date: June 29, 2021

/s/ Thomas E. Jorden
Thomas E. Jorden